Exhibit 99.1

FOR DISTRIBUTION ON	For more information, contact:
THURSDAY, OCT 29, 08:00 AM EDT	Robert Jordheim
Executive Vice President,
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Vice President, Global Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI SURGICAL® ANNOUNCES 2015 THIRD QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (October 29, 2015) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, reported operating results for the third quarter of 2015 as follows:

Quarterly Highlights:

•	Achieved worldwide revenues of $66.5 million, a 3 percent increase on a constant currency basis over the third quarter of 2014.

•	Achieved net income per fully diluted share of $0.05, meeting guidance.

•	Achieved revenues of $13.7 million in the orthofixation business, a 44 percent increase over the third quarter of 2014.

•	Achieved revenues of $9.8 million in the BGS and general orthopedic business, a 6 percent increase over the third quarter of 2014.

•	Achieved revenues of $6 million in the dental business, a 20 percent increase over the third quarter of 2014.

•	Achieved revenues of $5.5 million in the international business, a 13 percent increase on a constant currency basis over the third quarter of 2014.

Worldwide revenues were $66.5 million for the third quarter of 2015 compared to revenues of $65.2 million for the third quarter of 2014. Domestic revenues were $61 million for the third quarter of 2015 compared to revenues of $59.7 million for the third quarter of 2014. International revenues were $5.5 million for the third quarter of 2015, which were comparable to the third quarter of 2014. On a constant currency basis, international revenues for the third quarter of 2015 increased 13 percent compared to the third quarter of 2014.

“Our results for the third quarter were mixed with revenues coming in below our guidance and earnings meeting our guidance,” said Brian K. Hutchison, president and chief executive officer. “While the third quarter is traditionally impacted by seasonal trends in surgery, the impact this year was greater than we anticipated. Our revenue shortfall was largely due to lower than expected growth in our direct distribution business as well as declines in certain segments of the commercial business, offset by increased traction in our international business. Due to slower than anticipated growth, we have made changes to some of our sales leadership and we expect that we will see improvement by the end of the year.”

For the third quarter of 2015, the company reported net income applicable to common shares of $2.7 million and net income per fully diluted common share of $0.05, based on 58.9 million fully diluted shares outstanding, compared to net income applicable to common shares of $1.2 million and net income per fully diluted common share of $0.02 for the third quarter of 2014, based on 57.5 million fully diluted shares outstanding.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as detailed in the reconciliation provided later in this release, was $10.7 million for the third quarter of 2015 (16 percent of third quarter 2015 revenues) compared to $8.2 million for the third quarter of 2014 (13 percent of third quarter 2014 revenues).

Fiscal 2015 and Fourth Quarter Outlook

Based on results from the first three quarters of the year, the company is lowering its full year revenue guidance for 2015. The company now expects full year revenues for 2015 to be between $274 million and $275 million, as compared to prior guidance of between $282 million and $286 million. The company now expects full year net income per fully diluted common share to be approximately $0.19 based on 58.8 million fully diluted common shares outstanding, as compared to prior guidance of $0.20 to $0.23.

For the fourth quarter of 2015, the company expects revenues to be between $68 million and $69 million and net income per fully diluted common share to be approximately $0.05, based on 59 million fully diluted shares outstanding.

“Despite a challenging third quarter, we are committed to our long term plan,” Hutchison said. “We will continue to focus on our base biologics business, our hardware business and our focused products. While the recent changes in sales leadership will take some time to gain traction, we believe we have put the pieces in place to achieve our goals.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the third quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$66,529	$65,163	$206,172	$191,937
Costs of processing and distribution	31,296	30,470	96,737	95,992

Gross profit	35,233	34,693	109,435	95,945

Expenses:
Marketing, general and administrative	25,464	26,863	80,088	80,019
Research and development	3,793	4,224	11,492	11,398

Total operating expenses	29,257	31,087	91,580	91,417

Operating income	5,976	3,606	17,855	4,528

Total other expense - net	(405)	(296)	(986)	(1,136)

Income before income tax provision	5,571	3,310	16,869	3,392
Income tax provision	(2,069)	(1,324)	(6,120)	(1,355)

Net income	3,502	1,986	10,749	2,037

Convertible preferred dividend	(832)	(784)	(2,460)	(2,318)

Net income (loss) applicable to common shares	$2,670	$1,202	$8,289	$(281)

Net income (loss) per common share - basic	$0.05	$0.02	$0.14	$(0.00)

Net income (loss) per common share - diluted	$0.05	$0.02	$0.14	$(0.00)

Weighted average shares outstanding - basic	57,701,810	56,864,161	57,492,606	56,677,773

Weighted average shares outstanding - diluted	58,922,423	57,480,592	58,591,303	56,677,773

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net income (loss)	$2,670	$1,202	$8,289	$(281)
Interest expense, net	336	277	978	1,047
Provision for income taxes	2,069	1,324	6,120	1,355
Depreciation	3,011	2,830	9,212	8,104
Amortization of intangible assets	1,100	1,056	3,245	3,309

EBITDA	9,186	6,689	27,844	13,534
Reconciling items for Adjusted EBITDA
Preferred dividend	832	784	2,460	2,318
Non-cash stock based compensation	662	672	1,915	1,695
FX (gain) loss	69	19	8	89
Other reconciling items
Inventory purchase accounting adjustment (1)	—	—	—	5,708

Adjusted EBITDA	$10,749	$8,164	$32,227	$23,344

Adjusted EBITDA as a percent of revenues	16%	13%	16%	12%

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company discloses adjusted EBITDA, a non-GAAP financial measure that excludes certain amounts. This non-GAAP financial measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. A reconciliation of the non-GAAP financial measure to the corresponding GAAP measure is included in the table above.

The following is an explanation of the adjustment that management excluded as part of adjusted measures for the nine month period ended September 30, 2014 as well as the reason for excluding the individual item:

(1) 2014 Inventory purchase accounting adjustment – This adjustment represents the purchase price effects on the sale of inventory acquired in the Pioneer Surgical Technologies, Inc. acquisition in 2013, which have been included in costs of processing and distribution. Management removes the amount of these nonrecurring costs from the Company’s operating results to assist in assessing its operating performance in the periods affected and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Adjusted EBITDA should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting adjusted EBITDA in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the inventory purchase accounting adjustment. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(Unaudited, in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Spine	$18,104	$20,486	$57,551	$60,895
Ortho fixation	13,659	9,476	37,385	25,837
Sports medicine	10,816	11,357	34,684	34,176
BGS and general orthopedic	9,752	9,237	31,151	26,472
Dental	6,038	5,021	16,991	14,807
Surgical specialties	5,057	6,747	17,673	21,207
Other revenues	3,103	2,839	10,737	8,543

Total revenues	$66,529	$65,163	$206,172	$191,937

Domestic revenues	61,046	59,677	189,751	173,498
International revenues	5,483	5,486	16,421	18,439

Total revenues	$66,529	$65,163	$206,172	$191,937

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$10,308	$15,703
Accounts receivable - net	44,011	38,833
Inventories - net	118,592	113,464
Prepaid and other current assets	28,644	29,496

Total current assets	201,555	197,496
Property, plant and equipment - net	82,914	77,028
Goodwill	54,887	54,887
Other assets - net	41,860	48,724

Total assets	$381,216	$378,135

Liabilities and Stockholders’ Equity
Accounts payable	$22,747	$26,834
Accrued expenses and other current liabilities	23,694	30,673
Current portion of long-term obligations	6,141	6,479

Total current liabilities	52,582	63,986
Deferred revenue	10,571	12,460
Long-term liabilities	84,336	81,020

Total liabilities	147,489	157,466
Preferred stock, including accrued dividends	55,433	52,834
Stockholders’ equity:
Common stock and additional paid-in capital	417,492	415,570
Accumulated other comprehensive loss	(6,093)	(3,881)
Accumulated deficit	(233,105)	(243,854)

Total stockholders’ equity	178,294	167,835

Total liabilities and stockholders’ equity	$381,216	$378,135

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$3,502	$1,986	$10,749	$2,037
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	4,111	3,886	12,457	11,413
Stock-based compensation	662	672	1,915	1,695
Amortization of deferred revenue	(1,160)	(1,207)	(5,065)	(4,213)
Other items to reconcile to net cash (used in) provided by operating activities	(11,409)	(3,188)	(17,633)	(9,468)

Net cash (used in) provided by operating activities	(4,294)	2,149	2,423	1,464

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,392)	(2,800)	(12,969)	(11,272)
Patent and acquired intangible asset costs	(133)	(130)	(249)	(406)

Net cash used in investing activities	(4,525)	(2,930)	(13,218)	(11,678)

Cash flows from financing activities:
Proceeds from long-term obligations	6,750	—	6,750	5,000
Net proceeds (payments) from short-term obligations	160	(157)	508	1,151
Payments on long-term obligations	(1,135)	(638)	(4,161)	(670)
Other financing activities	612	267	2,308	684

Net cash provided by (used in) financing activities	6,387	(528)	5,405	6,165

Effect of exchange rate changes on cash and cash equivalents	41	(563)	(5)	(742)

Net decrease in cash and cash equivalents	(2,391)	(1,872)	(5,395)	(4,791)
Cash and cash equivalents, beginning of period	12,699	15,802	15,703	18,721

Cash and cash equivalents, end of period	$10,308	$13,930	$10,308	$13,930